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INDEPENDENT AUDITORS' CONSENT                                         EXHIBIT 23
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We consent to the incorporation by reference in a) Registration Statement No.
33-44996 of The Caldor Corporation (Debtor-In-Possession) ("Caldor") on Form
S-8, b) Registration Statement No. 33-41321 of Caldor on Form S-8, c) Registration Statement No. 33-51510 of Caldor on Form S-8, d) Registration Statement No. 33-67438 of Caldor on Form S-8, and e) Registration Statement No. 33-84526 of Caldor on Form S-8, of our report dated April 24, 1998 which expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's reorganization proceedings and its ability to continue as a going concern, appearing in this Annual Report on Form 10-K of Caldor for the year ended January 31, 1998.

/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP
New York, New York
April 28, 1998